As filed with the Securities and Exchange Commission on May 19, 2006

Registration No. 333-122034

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iVILLAGE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3845162
(State or Other	(IRS Employer
Jurisdiction of Incorporation)	Identification No.)

500 Seventh Avenue, New York, New York  10018
(212) 600-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Healthology, Inc.
Stock Option Plan
(Full title of the Plan)

Jeremy J. Wolk
Senior Vice President and Deputy General Counsel
iVillage Inc.
500-512 Seventh Avenue
New York, New York  10018
(212) 600-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Richard V. Smith, ESQ.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-122034) filed by iVillage Inc. (“iVillage”) with the Securities and Exchange Commission (the “Commission”) on  January 13, 2005  (the “Registration Statement”) relating to 471,400 shares of iVillage’s common stock, par value $0.01 per share (the “Common Stock”). The Registration Statement registered the shares of Common Stock for issuance by iVillage pursuant to the Healthology, Inc. Stock Option Plan.

      On May 15, 2006, NBC Universal, Inc. (“NBC”), iVillage Acquisition Corp., a wholly owned subsidiary of NBC (“Merger Sub”), and iVillage completed the merger of Merger Sub with and into iVillage (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 3, 2006, by and among such parties. As a result of the Merger, iVillage became a wholly owned subsidiary of NBC and each issued and outstanding share of iVillage’s common stock was cancelled in exchange for the right to receive $8.50 in cash per share, without interest. The iVillage common stock ceased trading on The Nasdaq National Market at the close of business on May 15, 2006.

In connection with the closing of the Merger, iVillage has terminated all of its offerings of its common stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by iVillage in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of iVillage which remain unsold at the termination of the offering, iVillage hereby removes from registration all shares of the iVillage common stock and participation interests registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

[The remainder of this page is intentionally left blank.]

[Signature Page Follows]

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of New York, State of New York, on this 18th day of May, 2006.

By:	/ s / Steven A. Elkes
Steven A. Elkes Chief Financial Officer, Executive Vice President, Operations and Business Affairs & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 18th day of May 2006.

Signature	Title

/s/ Douglas W. McCormick	Chief Executive Officer (Principal Executive Officer)
Douglas W. McCormick
/s/ Steven A. Elkes	Chief Financial Officer, Executive Vice President, Operations and Business Affairs & Secretary (Principal Financial Officer)
Steven A. Elkes

/s/ Richard J. Kolberg	Senior Vice President, Chief Accounting Officer & Controller (Principal Accounting Officer)
Richard J. Kolberg

/s/ Bruce Campbell	Director
Bruce Campbell

/s/ Mark Keim	Director
Mark Keim

[Majority of the Board]

3